Exhibit 99.1

PART I

ITEM 1. BUSINESS

Explanatory Note: This Exhibit 99.1 is being filed by Cardtronics, Inc. (the “Company”) to recast certain financial information contained in its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2015 (the “2015 Annual Report”). This Exhibit 99.1 does not reflect events occurring after the filing of the 2015 Annual Report and does not modify or update the disclosures therein in any way, other than to present retrospectively the current operating segment structure. For significant developments which have occurred subsequent to the filing of the 2015 Annual Report, refer to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016 and other filings made by the Company with the Securities and Exchange Commission.

Overview

Cardtronics, Inc. provides convenient automated consumer financial services through its network of automated teller machines (“ATMs”) and multi-function financial services kiosks. As of December 31, 2015, we were the world’s largest retail ATM owner, providing services to approximately 190,000 devices throughout the United States (“U.S.”) (including the U.S. territory of Puerto Rico), the United Kingdom (“U.K.”), Germany, Poland, Canada, and Mexico. During 2015, 67.7% of our total revenues were derived from our operations in North America (which includes ATM operations in the U.S., Canada, and Mexico), 31.4% from our operations in Europe (which includes ATM operations in the U.K., Germany, Poland and our ATM advertising business), and 0.9% from our Corporate & Other operations (which includes our transaction processing operations). In the U.S., certain of our devices are multi-function financial services kiosks that, in addition to traditional ATM functions such as cash dispensing and bank account balance inquiries, perform other consumer financial services, including bill payments, check cashing, remote deposit capture (which is deposit-taking at ATMs using electronic imaging), and money transfers. Included in the number of devices in our network as of December 31, 2015 were approximately 112,600 ATMs to which we provided processing services or various forms of managed services solutions. Under a managed services arrangement, retailers, financial institutions, and ATM distributors rely on us to handle some or all of the operational aspects associated with operating and maintaining ATMs, typically in exchange for a monthly service fee, fee per transaction, or fee per service provided.

We often partner with large retail merchants of varying sizes under multi-year contracts to place our ATMs and kiosks within their store locations. In doing so, we provide our retail partners with a compelling automated financial services solution that helps attract and retain customers, and in turn, increases the likelihood that our devices will be utilized. We also own and operate electronic funds transfer (“EFT”) transaction processing platforms that provide transaction processing services to our network of ATMs and financial services kiosks, as well as to other ATMs owned and operated by third parties.

We generally deploy and operate devices under three distinct arrangements with our retail partners: Company-owned ATM placements, merchant-owned ATM placements, and managed services (which includes transaction processing services). Under Company-owned arrangements, we provide the physical device (ATM) and are typically responsible for all aspects of its operations, including transaction processing, managing cash and cash delivery, supplies, and telecommunications, as well as routine and technical maintenance. Under merchant-owned arrangements, the retail merchant or an independent distributor owns the device and is usually responsible for providing cash and performing simple maintenance tasks, while we provide more complex maintenance services, transaction processing, and connection to the EFT networks. We also offer various forms of managed services, depending on the needs of our customers. Each managed service arrangement is a customized ATM management solution that can include any combination of the following services: monitoring, maintenance, cash management, cash delivery, customer service, transaction processing, and other services. As of December 31, 2015, 31.1% of our devices operated were Company-owned, 9.6% were merchant-owned, and 59.3% of our devices were operated under a managed services solution. Each of the arrangement types described above are attractive to us, and we plan to continue growing our revenues under each arrangement type.

In addition to its retail merchant relationships, we also partner with leading national financial institutions to brand selected ATMs and financial services kiosks within its network, including BBVA Compass Bancshares, Inc. (“BBVA”), Citibank, N.A. (“Citibank”), Citizens Financial Group, Inc. (“Citizens”), Cullen/Frost Bankers, Inc. (“Cullen/Frost”), PNC Bank, N.A. (“PNC Bank”), TD Bank, N.A. (“TD Bank”), and Santander Bank, N.A. (“Santander”) in the U.S., Santander and The Bank of Nova Scotia (“Scotiabank”) in Puerto Rico, and Canadian Imperial Bank Commerce (“CIBC”), TD Bank, and Scotiabank in Canada. In Mexico, we operate Cardtronics Mexico, S.A. de C.V. (“Cardtronics Mexico”) and partner with Grupo Financiero Banorte, S.A. de C.V. (“Banorte”) and Scotiabank to place their brands on our ATMs in exchange for certain services provided by them. As of December 31, 2015, approximately 22,000 of our ATMs were under contract with approximately 500 financial institutions to place their logos on our ATMs and to provide convenient surcharge-free access for their banking customers.

We also own and operate the Allpoint network (“Allpoint”), the largest surcharge-free ATM network within the U.S. (based on the number of participating ATMs). Allpoint, which has approximately 55,000 participating ATMs, provides surcharge-free ATM access to customers of approximately 1,300 participating financial institutions that may lack a significant ATM network in exchange for either a fixed monthly fee per cardholder or a set fee per transaction that is paid by the financial institutions who are members of the network. The Allpoint network includes a majority of our ATMs in the U.S. and a portion of our ATMs in the U.K., Canada, Puerto Rico, and Mexico. Allpoint also works with financial institutions that manage stored-value debit card programs on behalf of corporate entities and governmental agencies, including general purpose, payroll and electronic benefits transfer (“EBT”) cards. Under these programs, the issuing financial institutions pay Allpoint a fee per issued stored-value card or per transaction in return for allowing the users of those cards surcharge-free access to Allpoint’s participating ATM network.

Our revenues are recurring in nature, and historically have been derived primarily from convenience transaction fees, which are paid by cardholders, and transaction fees, including interchange fees, which are paid by the cardholder’s financial institution for the use of the devices serving their customers and the connectivity to the applicable EFT network that transmits data between the device and the cardholder’s financial institution. Other revenue sources include: (i) branding our devices with the logos of leading national and regional banks and other financial institutions, (ii) providing managed services (including transaction processing services) solutions to retailers and financial institutions, (iii) collecting fees from financial institutions that participate in our Allpoint surcharge-free network, (iv) fees earned from foreign currency exchange transactions at the ATM, known as Dynamic Currency Conversion (“DCC”), and (v) selling ATM-related equipment and other ancillary services.

Organizational and Operational History

We were formed as a Texas corporation in 1993 and originally operated under the name of Cardpro, Inc. In June 2001, Cardtronics Group, Inc. was incorporated under the laws of the state of Delaware and became the parent company for the existing business. In January 2004, Cardtronics Group, Inc. changed its name to Cardtronics, Inc. In December 2007, we completed the initial public offering of 12,000,000 shares of our common stock.

Since May 2001, we have acquired 26 ATM businesses, which have expanded our operations both domestically and internationally in multi-unit retail chains and individual merchant locations. We have also made other strategic acquisitions including the acquisition of Allpoint, our surcharge-free network, i-design group plc (“i-design”), a Scotland-based provider and developer of marketing and advertising software and services for ATM owners, Sunwin Services Group (“Sunwin”), a U.K.-based provider of secure cash logistics and ATM maintenance, and more recently in July 2015, Columbus Data Services, L.L.C. (“CDS”), a leading independent transactions processor for ATM deployers and payment card issuers, providing leading-edge solutions to ATM sales and service organizations and financial institutions.

From 2001 to 2015, the total number of annual transactions processed within our network increased from approximately 19.9 million to approximately 1.7 billion.

Additional Company Information

General information about us can be found on our website at http://www.cardtronics.com. We file annual, quarterly, and current reports as well as other information electronically with the SEC under the Exchange Act. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports are available free of charge on our website as soon as reasonably practicable after the reports are filed or furnished electronically with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may also request an electronic or paper copy of our SEC filings at no cost by writing or telephoning us at the following: Cardtronics, Inc., Attention: Chief Financial Officer, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042; (832) 308-4000. Information on our website is not incorporated into this 2015 Form 10-K or our other securities filings.

Our Strategy

Our strategy is to leverage the expertise and scale we have built in our two largest markets, the U.S. and the U.K., to continue to expand in those markets, continue to grow in our other markets, and to drive expansion into new international markets to enhance our position as a leading provider of automated consumer financial services. We plan to continue partnering with leading financial institutions and retailers to expand our network of conveniently located ATMs and financial services kiosks. Additionally, we will seek to deploy additional products and services that will further incentivize consumers to utilize our network of devices. In the future, we may seek to diversify our revenues beyond services provided by financial services kiosks. In order to execute our strategy, we endeavor to:

Increase our Number of Deployed Devices with Existing and New Merchant Relationships. We believe that there are opportunities to deploy additional ATMs with our existing retail customers in locations that currently do not have ATMs. Furthermore, certain of our retail customers continue to expand their number of active store locations, either through acquisitions or through new store openings, thus providing us with additional ATM deployment opportunities. Additionally, we seek opportunities to deploy ATMs with new retailers, including retailers that currently do not have ATMs, as well as those that have existing ATM programs, but that are looking for a new ATM provider. We believe our expertise, broad geographic footprint, strong record of customer service, and significant scale positions us to successfully market to and enter into long-term contracts with additional leading merchants. In addition, we believe our existing relationships with leading U.S.- and U.K.-based retailers positions us to expand into international locations where these partners have operations.

Expand our Relationships with Leading Financial Institutions. Through our merchant relationships as well as our diverse product and service offerings, we believe we can provide our existing financial institution customers with convenient solutions to fulfill their growing ATM and automated consumer financial services requirements. Further, we believe we can leverage our product offerings to attract additional financial institutions as customers. Services currently offered to financial institutions include branding our ATMs with their logos, on-screen advertising and content management, providing image deposit capture, providing surcharge-free access to their customers, and providing managed services for their ATM portfolios. Our EFT transaction processing capabilities enable us to provide customized control over the content of the information appearing on the screens of our ATMs and ATMs we process for financial institutions, which increases the types of products and services we are able to offer to financial institutions. We also plan to continue growing the number of ATM machines and financial institutions participating in our Allpoint network, which drives higher transaction counts and profitability on our existing ATMs and increases our value to the retailers where our ATMs are located through increased foot traffic.

Work with Non-Traditional Financial Institutions and Card Issuers to Further Leverage our Extensive ATM and Financial Services Kiosk Network. We believe there are opportunities to develop or expand relationships with non-traditional financial institutions and card issuers, such as reloadable prepaid card issuers and alternative payment networks, which are seeking an extensive and convenient ATM network to complement their card offerings. Additionally, we believe that many of the prepaid debit card issuers in the U.S. can benefit by providing their cardholders with access to our ATM network on a discounted or fee-free basis. For example, through our Allpoint network, we have sold access to our ATM network to issuers of stored-value prepaid debit cards to provide the customers of these issuers with convenient and surcharge-free access to cash.

Increase Transaction Levels at our Existing Locations. We believe there are opportunities to increase the number of transactions that are occurring today at our existing ATM locations. On average, only a small fraction of the individuals that enter our retail customers’ locations utilize our ATMs and financial services kiosks. In addition to our existing initiatives that tend to drive additional transaction volumes to our ATMs, such as bank-branding and network-branding, we have developed and are continuing to develop new initiatives to drive incremental transactions to our existing ATM locations. For example, we have developed a data analysis technology that we refer to as SightLine to analyze transaction patterns at our ATMs, which we believe has value to retailers and financial institutions alike by enabling them to better understand their customers’ behavior. We are also developing programs to steer cardholders of our existing financial institution partners and members of our Allpoint network to visit our ATMs in convenient retail locations. These programs may include incentives to cardholders such as coupons and rewards that influence customers to visit our ATMs within our existing retail footprint. While we are in various stages of developing and implementing many of these programs, we believe that these programs, when properly structured, can benefit multiple constituents (i.e., retailers, financial institutions, and cardholders) in addition to driving increased transaction volumes to our ATMs.

Develop and Provide Additional Services at our Existing ATMs. Service offerings by ATMs continue to evolve. Certain ATM models are capable of providing numerous automated consumer financial services, including check cashing, image deposit capture, money transfer, bill payment services, and stored-value card reload services. Certain of our devices are capable of, and currently provide, these types of services. We believe these additional consumer financial services offered by our devices, and other machines that we or others may develop, could provide a compelling and cost-effective solution for financial institutions and stored-value prepaid debit card issuers looking to provide convenient broader financial services to their customers at well-known retail locations. We also allow advertisers to place their messages on our ATMs equipped with advertising software in the U.S., Canada, and the U.K. Offering additional services at our devices, such as advertising, allows us to create new revenue streams from assets that have already been deployed, in addition to providing value to our customers through beneficial offers and convenient services. We plan to develop additional products and services that can be delivered through our existing ATM network.

Pursue Additional Managed Services Opportunities. Over the last several years, we significantly expanded the number of ATMs that are operated under managed services arrangements. Under these arrangements, retailers and financial institutions generally pay us a fixed management fee per ATM and/or a set fee per transaction in exchange for handling some or all of the operational aspects associated with operating and maintaining their ATM fleets. Surcharge and interchange fees under these arrangements are generally earned by the retailer or the financial institution rather than by us. As a result, in this arrangement type, our revenues are partially protected from fluctuations in transaction levels of these machines and changes in network interchange rates. We plan to continue pursuing additional managed services opportunities with leading merchants and financial institutions in the markets in which we operate.

Pursue International Growth Opportunities. Applying many of the aforementioned strategies, we have invested significant amounts of capital in our U.K., Germany, Canada, and Mexico businesses, and we plan to continue to grow our business in these markets, as well as in the more recently entered Poland market. Additionally, we expect to expand our operations into other international markets where we believe we can leverage our operational expertise, EFT transaction processing platform, and scale advantages. Our future international expansion, if any, will depend on a number of factors, including the estimated economic opportunity for us, the business and regulatory environment in the international market, our ability to identify suitable business partners in the market and other factors.

Pursue Acquisition Opportunities. We have historically generated a large part of our growth through acquisitions, and expect to continue to pursue select acquisition opportunities in the future. Since 2011, we have acquired: (i) eight domestic ATM operators, expanding our fleet in both multi-unit regional retail chains and individual merchant ATM locations in the U.S. by approximately 58,000, (ii) two Canadian ATM operators for a total of approximately 1,400 ATMs, which allowed us to enter into and expand our presence in Canada, and (iii) Cardpoint Limited (“Cardpoint”) in August 2013, which expanded our U.K. ATM operations by approximately 7,100 ATMs and also allowed us to enter into the German market with approximately 800 ATMs, and (iv) Sunwin in November of 2014, which expanded our cash-in-transit and maintenance servicing capabilities in the U.K. and allowed us to acquire and operate approximately 2,000 existing high-transacting ATMs located at the Co-operative (“Co-op”) Food stores and the opportunity to install and operate new ATMs in up to 800 stores that do not currently have ATMs.

In addition to ATM acquisitions, we have also made strategic acquisitions including: (i) LocatorSearch in August 2011, a domestic leading provider of location search technology deployed by financial institutions to help customers and members find the nearest, most appropriate and convenient ATM location based on the service they seek, (ii) i-design in March 2013, which is a Scotland-based provider and developer of marketing and advertising software and services for ATM operators, and (iii) CDS in July 2015, a leading independent transaction processor for ATM deployers and payment card issuers, providing leading-edge solutions to ATM sales and service organizations and financial institutions.

For additional information on items that may impact our strategy, see Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Developing Trends in the ATM and Financial Services Industry.

Our Products and Services

Under our Company-owned arrangement type, we typically provide our merchant customers with all of the services required to operate ATMs and financial services kiosks, which include monitoring, maintenance, cash management, customer service, and transaction processing. We believe our merchant customers value our high level of service and our 24-hour per day monitoring and accessibility. In connection with the operation of our devices under our traditional ATM services model, we generate revenue on a per-transaction basis from the surcharge fees charged to cardholders for the convenience of using our devices and from interchange fees charged to these cardholders’ financial institutions for processing the related transactions conducted on those devices. As further described below, we also earn revenues on these devices based on our relationships with certain financial institutions and our Allpoint network.

Under our merchant-owned arrangement type, we typically provide transaction processing services, certain customer support functions, and settlement services. We generally earn interchange revenue on a per transaction basis in this arrangement. In some cases, the surcharge is earned completely by the merchant, in which case our revenues are derived solely from interchange revenues. In other arrangements, we also share a portion of the surcharge revenues.

For ATMs under managed services arrangements (including transaction processing arrangements), we typically receive a fixed monthly management fee and/or fixed rate per transaction in return for providing the agreed-upon service or suite of services. We do not generally receive surcharge and interchange fees in these arrangements, but rather those amounts are earned by our customer.

We also generate revenues from other services at our ATMs, such as DCC fees, on-screen advertising, and other transaction-based fees, across our various arrangement types.

The following table summarizes the number of devices we owned and operated under our various arrangements as of December 31, 2015:

	ATM Operations
	Company - Owned	Merchant - Owned	Subtotal	Managed Services and Processing	Total
Number of devices at period end	59,005	18,164	77,169	112,622	189,791
Percentage	31.1%	9.6%	40.7%	59.3%	100.0%

We have found that the primary factor affecting transaction volumes at a given ATM or financial services kiosk is its location. Therefore, our strategy in deploying our devices, particularly those placed under Company-owned arrangements, is to identify and deploy them at locations that provide high visibility and high retail transaction volume. Our experience has demonstrated that the following locations often meet these criteria: convenience stores, gas stations with convenience stores, grocery stores, drug stores, transportation hubs (e.g., airports and train stations), and other major regional and national retail outlets. We have entered into multi-year agreements with many well-known merchants, including CVS Caremark Corporation (“CVS”), Cumberland Farms, Inc., Hess Corporation, The Kroger Co., HEB Grocery Company, L.P., The Pantry, Inc. (“Pantry”), Safeway, Inc., Bi-Lo Holdings, LLC, Speedway LLC (“Speedway”), Sunoco, Inc., Target Corporation, CST Brands (“Corner Store”), Rite Aid Corporation, Walgreens Boots Alliance, Inc. (“Walgreens”), and 7-

Eleven, Inc. (“7-Eleven”),in the U.S.; Bank of Ireland Group, BP p.l.c., BT Group plc, Martin McColl Ltd., Network Rail Infrastructure Limited, Royal Dutch Shell plc, Southern Railway Ltd., Tates Ltd., Waitrose Ltd., Welcome Break Holdings Ltd., and Co-op Food in the U.K.; Cadena Comercial OXXO S.A. de C.V. in Mexico; and 7-Eleven as well as Suncor Energy’s retail and wholesale marketing brand (“Petro-Canada”) in Canada.

We generally operate our ATMs and kiosks under multi-year contracts that provide a recurring and stable source of revenue and typically have an initial term of five to seven years. As of December 31, 2015, our contracts with our top five merchant customers (based on 2015 pro forma revenues) accounted for approximately 37% of our pro forma revenues and had a weighted average remaining life of 2.6 years (3.7 years excluding 7-Eleven, which expires in July 2017). For a discussion of the risks associated with our customer mix, see Item 1A. Risk Factors - We derive a substantial portion of our revenue from devices placed with a small number of merchants. The expiration, termination or renegotiation of any of these contracts with our top merchants, or if one or more of our top merchants were to cease doing business with us, or substantially reduce its dealings with us, could cause our revenues to decline significantly and our business, financial condition and results of operations could be adversely impacted.

Additionally, we enter into arrangements with financial institutions to brand certain of our Company-owned ATMs with their logos. These branding arrangements allow a financial institution to expand its geographic presence for a fraction of the cost of building a branch location and typically for less than the cost of placing one of its own ATMs at that location. These arrangements allow a financial institution to rapidly increase its number of branded ATM sites and improve its competitive position. Under these arrangements, the branding institution’s customers are allowed to use the branded ATMs without paying a surcharge fee to us. In return, we receive monthly fees on a per-ATM basis from the branding institution, while retaining our standard fee schedule for other cardholders using the branded ATMs. In addition, our branded machines typically generate higher interchange revenue as a result of the increased usage of our ATMs by the branding institution’s customers and others who prefer to use a bank-branded ATM. In 2013, we introduced a new approach to bank-branding by launching “preferred branding,” where additional financial institutions (aside from the “principal branding” partner on the ATM) can add their logos to the ATM’s screen and safe door. We intend to continue pursuing additional branding arrangements as part of our growth strategy. As of December 31, 2015, we had bank-branding on approximately 22,000 ATMs with 500 financial institutions including BBVA, Citibank, Citizens, Cullen/Frost, Santander, TD Bank, and PNC Bank in the U.S., Scotiabank, CIBC, and TD Bank in Canada, and Santander and Scotiabank in Puerto Rico. In Mexico, we partner with Banorte and Scotiabank to place their brands on our ATMs in exchange for certain services provided by them.

In addition to our bank-branding arrangements, we offer financial institutions another type of surcharge-free program through our Allpoint nationwide surcharge-free ATM network. Under the Allpoint network, financial institutions that are members of the network pay us either a fixed monthly fee per cardholder or a set fee per transaction in exchange for us providing their cardholders with surcharge-free access to ATMs in the Allpoint network, which includes ATMs throughout the U.S., U.K., Mexico, Canada, and Puerto Rico. We believe our Allpoint network offers an attractive alternative to financial institutions that lack their own extensive ATM network, including the issuers of prepaid debit cards.

For additional information on the amount of revenue contributed by our various service offerings, see Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Components of Revenues, Costs of Revenues, and Expenses - Revenues.

Segment and Geographic Information

Our operations consist of our North America, Europe, and Corporate & Other segments. Our North America segment includes ATM operations in all 50 states, Puerto Rico, Canada, and Mexico, and accounted for 67.7% of our total revenues for the year ended December 31, 2015. Our Europe segment includes our ATM operations in the U.K., Germany, Poland, and our ATM advertising business (i-design). Europe accounted for 31.4% of our total revenues for the year ended December 31, 2015. Our Corporate & Other segment includes our transaction processing operations and our corporate general and administrative functions and accounted for 0.9% of our total revenues for the year ended December 31, 2015.

For financial information including revenues, earnings, and total assets of our reporting segments, see Part II. Item 8. Financial Statements and Supplementary Data, Note 20. Segment Information. Additionally, for a discussion of the risks associated with our international operations, see Item 1A. Risk Factors - Our international operations, including any future international operations, involve special risks and may not be successful, which would result in a reduction of our gross and net profits.

Sales and Marketing

In the U.S., our sales and marketing teams are organized by customer type. We have teams focused on developing new relationships with national, regional, and local merchants as well as building and maintaining relationships with our existing merchants and ATM distributors. In addition, we have sales and marketing teams focused on developing and managing our branding relationships with financial institutions. Finally, we have sales and marketing teams focused on developing and managing our Allpoint relationships with financial institutions and stored-value debit card issuers, as we look to expand the types of services that we offer to such institutions. Our sales and marketing teams also focus on identifying potential managed services opportunities with financial institutions and retailers alike. Additionally, we maintain sales teams in each of the international markets in which we currently operate.

In addition to targeting new business opportunities, our sales and marketing teams support our customer retention and growth initiatives by building and maintaining relationships with our established and recently-acquired merchants. We seek to identify growth opportunities within each merchant account by analyzing ATM cardholder patterns. We also analyze foot traffic and various demographic data to determine the best opportunities for new ATM and financial services kiosk placements, as well as the optimum drivers for increasing same-store ATM transactions that will positively impact merchant store sales. Employees who focus on sales are typically compensated with a combination of incentive-based compensation and base salary.

Technology

Our technology and operations platform consists of ATMs and financial services kiosks, central transaction processing systems, network infrastructure components (including hardware, software, and telecommunication circuits used to provide real-time device monitoring, software distribution, and transaction processing services), cash management and forecasting software tools, customer service, and ATM management infrastructure.

Equipment. We purchase our ATMs from global manufacturers, including, but not limited to, NCR Corporation (“NCR”), Diebold Incorporated (“Diebold”), Nautilus Hyosung, Inc. (“Hyosung”), and Triton Systems (“Triton”) and place them in our customers’ locations. The wide range of advanced technology available from these ATM manufacturers provides our customers with advanced features and reliability through sophisticated diagnostics and self-testing routines. All of the ATMs perform basic functions, such as dispensing cash and enabling balance inquiries. Additionally, some of our devices provide enhanced financial services transactions, including bill payments, check cashing, remote deposit capture (deposit-taking), and money transfers.

Transaction Processing. We place significant emphasis on providing quality service with a high level of security and minimal interruption. We have carefully selected support vendors and systems, as well as developed internal professional staff to optimize the performance of our network. In 2006, we implemented an EFT transaction processing operation, which was further expanded with our recent acquisition of CDS in the second half of 2015. EFT transaction processing enables us to process and monitor transactions on our devices and to control the flow and content of information appearing on the screens of such devices. We have also implemented new products and services such as currency conversion services and have introduced targeted marketing campaigns through on-screen advertising. With our acquisitions of ATM businesses over the past few years, we are actively converting the transaction processing of the acquired ATMs to our in-house solution as previous contractual processing relationships expire or are terminated.

Internal Systems. Our internal systems, including our EFT transaction processing operation, include multiple layers of security to help protect the systems from unauthorized access. Protection from external sources is provided by the use of hardware- and software- based security features that work to prevent and report unauthorized access attempts. We employ user authentication and security measures at multiple levels. These systems are protected by detailed security rules to only allow appropriate access to information based on the employee’s job responsibilities. Changes to systems are controlled by policies and procedures, with automatic prevention and reporting controls that are placed within our processes. Our real-time connections to the various financial institutions’ authorization systems that allow withdrawals, balance inquiries, transfers, and advanced functionality transactions are accomplished via gateway relationships or direct connections. We have installed these communications circuits with backup connectivity to help protect us from telecommunications interruption in any particular circuit. We use commercially-available and custom software that continuously monitors the performance of the devices in our network, including details of transactions at each device and expenses relating to those devices, further allowing us to monitor our on-line availability and financial profitability at each location. We analyze transaction volume and profitability data to determine whether to continue operating at a given site, to determine how to price various operating arrangements with merchants and branding partners, and to create a profile of successful locations to assist us in deciding the best locations for additional deployments.

Product Development. In recent years we have made investments to develop new technology which we anticipate will drive transaction volume at our ATMs. In March 2013, we acquired i-design, a Scotland-based company providing technology and services for ATM operators to enable custom screens, graphical receipt content, advertising and marketing data capture on the ATM. We expect to continue to grow and leverage the products and services of this business within our own network of ATMs and with select external parties. A number of products are in various stages of development, pilot and rollout.

ATM Cash Management. Our ATM cash management function uses commercially-available software and proprietary analytical models to determine the necessary fill frequency and cash load amount for each ATM. We project cash requirements for each ATM on a daily basis, taking into consideration its location, the day of the week, the timing of holidays, and other factors such as specific events occurring in the vicinity of the ATM. After receiving a cash order from us, the cash provider forwards the request to its vault location nearest to the applicable ATM. Personnel at the vault location then arrange for the requested amount of cash to be set aside and made available for the designated armored courier to access and subsequently transport to the ATM. Our ATM cash management department utilizes data generated by the cash providers, internally-generated data, and a proprietary methodology to confirm daily orders, audit delivery of cash to armored couriers and ATMs, monitor cash balances for cash shortages, coordinate and manage emergency cash orders, and audit costs from both armored couriers and cash providers.

In the U.K., we operate our own armored courier operation and recently significantly expanded this internal capability through the acquisition of Sunwin in November 2014. As of December 31, 2015, this operation was servicing approximately 12,400 of our ATMs in the U.K.

Customer Service. We believe one of the factors that differentiates us from our competitors is our customer service responsiveness and proactive approach to managing any downtime experienced by our devices. We use an advanced software and highly skilled technicians that monitor our devices 24 hours a day for service interruptions and notify our maintenance engineers and vendors for prompt dispatch of necessary service calls.

Finally, we use proprietary software systems to maintain a database of transactions made on, and performance metrics for, each of our devices. This data is aggregated into individual merchant and financial institution customer profiles that are readily accessible by our customer service representatives and managers. We believe our proprietary databases enable us to provide superior quality and accessible and reliable customer support, along with information on trends that is valuable to our retail and financial institution partners.

Primary Vendor Relationships

To maintain an efficient and flexible operating structure, we outsource certain aspects of our operations, including cash supply and cash delivery, maintenance, and certain transaction processing services. Due to the large number of devices we operate, we believe we have obtained favorable pricing terms from most of our major vendors. We contract for the provision of the services described below in connection with our operations.

Transaction Processing. We own and operate EFT processing platforms that utilize proprietary as well as commercially available software. Historically, our processing efforts have been primarily focused on controlling the flow and content of information on the ATM screen, and we have largely relied on third-party service providers to handle our connections to the EFT networks and to perform certain funds settlement and reconciliation procedures on our behalf. The third-party transaction processors communicate with the cardholder’s financial institution through various EFT networks in order to obtain transaction authorizations and to provide us with the information we need to ensure that the related funds are properly settled. In addition, we have developed a capability to connect to major financial institutions and certain networks on a direct or virtually-direct basis, and we recently expanded this direct model via our CDS acquisition. As a result of our past acquisitions, a portion of our withdrawal transactions are currently processed through other third-party processors, with whom the acquired businesses had existing contractual relationships. We plan to convert transaction processing services to our EFT processing platforms when economically advantageous as these contracts expire or are terminated.

EFT Network Services. Our transactions are routed over various EFT networks to obtain authorization for cash disbursements and to provide account balances. EFT networks set the interchange fees that they charge to the financial institutions, as well as the amount paid to us. We attempt to maximize the utility of our ATMs to cardholders by participating in as many EFT networks as practical. Additionally, we own the Allpoint network, the largest surcharge-free network in the U.S. Having this network further enhances our ATM utility by providing certain cardholders surcharge-free access to our ATMs, as well as allowing us to receive network-related economic benefits such as receiving additional transaction-based revenue and setting interchange rates on transactions over this network.

Equipment. We purchase substantially all of our ATMs from a number of global ATM manufacturers, including NCR, Diebold, Hyosung, and Triton. The large quantity of machines that we purchase from these manufacturers enables us to receive favorable pricing and terms. In addition, we maintain close working relationships with these manufacturers in the course of our business, allowing us to stay informed about product updates and to receive prompt attention for any technical problems with purchased equipment. The favorable pricing we receive from these manufacturers also allows us to offer certain of our customers an affordable solution to replace their ATMs to be compliant with new regulatory requirements as they arise.

Although we have historically purchased the majority of our devices from NCR, we regularly purchase devices from other suppliers. In the event of a device supply shortage from one supplier, we can shift purchases to another supplier.

Maintenance. We typically contract with third-party service providers for on-site maintenance services, except for in the U.K., where maintenance services are mostly performed by our in-house technicians.

ATM Cash Management. We obtain cash to fill our Company-owned devices, and in some cases dealer and merchant-owned and managed services ATMs, under arrangements with various cash providers. We pay a monthly fee based on the average amount outstanding to our primary vault cash providers under a formula, which is generally based on various benchmark interest rates such as London Interbank Offered Rates (“LIBOR”). In virtually all cases, beneficial ownership of the cash is retained by the cash providers, and we have no right to the cash and no access except for those ATMs that are serviced by our wholly-owned armored courier operations in the U.K. While our U.K. armored courier operations have physical access to the cash loaded in those machines, beneficial ownership of that cash remains with the cash provider at all times. We also contract with third-parties to provide us with certain cash management services, which varies by geography, which may include reporting, armored courier coordination, cash ordering, cash insurance, reconciliation of ATM cash balances, and claims processing with armored couriers, financial institutions, and processors.

For the quarter ended December 31, 2015, we had an average of approximately $2.2 billion in cash in our North America ATMs under these arrangements, with Bank of America, N.A. (“Bank of America”), Wells Fargo, N.A. (“Wells Fargo”), Elan Financial Services (“Elan”) (a division of U.S. Bancorp), and Capital One Financial Corp. (“Capital One”). In Europe, the average balance of cash held in our ATMs was $1.5 billion for the quarter ended December 31, 2015, which was primarily supplied by Santander, Royal Bank of Scotland (“RBS”), and Barclays PLC (“Barclays”). For additional information on our vault cash agreements and the related risks, see Item 1A. Risk Factors - We rely on third-parties to provide us with the cash we require to operate many of our devices. If these third-parties were unable or unwilling to provide us with the necessary cash to operate our devices, we would need to locate alternative sources of cash to operate our devices or we would not be able to operate our business.

The vault cash that we are contractually responsible for in all of the jurisdictions in which we operate is insured up to certain per location loss limits and subject to per incident and annual aggregate deductibles through a syndicate of multiple Lloyd’s of London and U.S.-based underwriters.

Cash Replenishment. We contract with armored courier services to transport and transfer most of the cash to our devices. We use leading third-party armored couriers in all of our jurisdictions except for in the U.K., where we primarily utilize our own armored courier operations. Under these arrangements, the armored couriers pick up the cash in bulk, and using instructions received from us and our cash providers, prepare the cash for delivery to each ATM on the designated fill day. Following a predetermined schedule, the armored couriers visit each location on the designated fill day, load cash into each ATM, and then balance each machine and provide cash reporting to the applicable cash provider.

Merchant Customers

In each of our markets, we typically deploy our Company-owned devices under long-term contracts with major national and regional merchants, including convenience stores, supermarkets, drug stores, and other high-traffic locations. Our merchant-owned ATMs are typically deployed under arrangements with smaller independent merchants.

The terms of our merchant contracts vary as a result of negotiations at the time of execution. In the case of Company-owned devices, the contract terms vary, but typically include the following:

•	a multi-year term, typically five to seven years;
•	exclusive deployment of devices at locations where we install a device;
•	the right to increase surcharge fees, with merchant consent required in some cases;
•

in the U.S., our right to terminate or remove devices or renegotiate the fees payable to the merchant if surcharge fees or interchange fees are reduced or eliminated as a result of regulatory action; and

•	provisions that make the merchant’s fee dependent on the number of device transactions.

Our contracts under merchant-owned arrangements typically include similar terms, as well as the following additional terms:

•	in the U.S., provisions prohibiting or restricting in-store check cashing by the merchant and, in the U.S. and the U.K., the operation of any other cash-back devices; and
•	provisions requiring the merchant to operate the ATMs at any time its stores are open for business.

Finally, our managed services contracts are tailored to the needs of the merchant and therefore vary in scope and terms. Under these types of arrangements, our customers determine the location, the surcharge fee, and the services offered while we typically receive a fixed management fee on a per machine basis and/or a fixed rate per transaction.

We derived approximately 37% of our total revenue from ATMs placed at the locations of our top five largest merchants during the year ended December 31, 2015. 7-Eleven in the U.S. is the largest merchant customer in our portfolio, representing approximately 18% of our pro forma total revenues. The next four largest merchant customers together comprised approximately 19% of our pro forma total revenues for the year. In July 2015, 7-Eleven announced that it would not renew its ATM placement agreement with us when it expires in July 2017, but has instead entered into a new ATM placement agreement with a 7-Eleven related entity of 7-Eleven’s parent company. After 7-Eleven, our next four largest merchant customers (based on total pro forma revenues) during 2015 were CVS, Co-op Food, Walgreens, and Speedway, none of which individually contributed more than 6% of our pro forma total revenues in 2015. For a discussion of the risks associated with our customer mix, see Item 1A. Risk Factors - We derive a substantial portion of our revenue from devices placed with a small number of merchants. The expiration, termination or renegotiation of any of these contracts with our top merchants, or if one or more of our top merchants were to cease doing business with us, or substantially reduce its dealings with us, could cause our revenues to decline significantly and our business, financial condition and results of operations could be adversely impacted.

Seasonality

Our overall business is somewhat seasonal in nature, with generally fewer transactions occurring in the first quarter of the year. Transaction volumes at our devices located in regions affected by strong winter weather patterns typically experience declines in volume during the first and fourth quarters as a result of decreases in the amount of consumer traffic through such locations. These declines, however, have been partially offset somewhat by increases in the number of our devices located in retail locations that benefit from increased consumer traffic during the holiday buying season. With all of our ATMs located in the northern hemisphere, we usually see an increase in transactions in the warmer summer months from May through August, which are also aided by increased vacation and holiday travel. We expect these fluctuations in transaction volumes to continue in the future.

Competition

Historically, we have competed with financial institutions and other independent ATM deployers (commonly referred to as “IADs”) for ATM placements, new merchant accounts, branding, and acquisitions. In 2015 a related entity of 7-Eleven’s parent company entered into an agreement to operate all of the ATMs at the 7-Eleven stores in the U.S. upon the expiration of our ATM placement agreement in mid-2017. IADs continue to compete with us for placement rights at merchant locations. Our devices compete with the devices owned and operated by financial institutions and other IADs for underlying consumer transactions. In certain merchant location types with very high foot traffic, such as airports or major train stations, large arenas or stadiums, we often see competition from large financial institutions as the institutions may contemplate utilizing such locations for marketing and advertising purposes, and in some cases are willing to subsidize the operations of the ATM. Recently, we have seen somewhat lower competition from banks seeking to place ATMs directly at merchant locations.

We have established relationships with leading national and regional financial institutions through our bank-branding program and our Allpoint network. Both of these programs can be cost-efficient alternatives to banks and other financial service providers in lieu of owning and operating extensive ATM networks. We believe the scale of our extensive network, our EFT transaction processing services and our focus on customer service provide us with competitive advantages for providing services to leading financial institutions.

Through our Allpoint surcharge-free network, we have significantly expanded our relationships with local and regional financial institutions as well as large issuers of stored-value debit card programs. With regard to our Allpoint network, we encounter competition from other organizations’ surcharge-free networks that are seeking to sell their network to retail locations and offer surcharge-free ATM access to issuers of stored-value debit cards, as well as smaller financial institutions that lack large ATM footprints.

We work to continually develop the types of services we provide to financial institutions and merchants, including management of their ATMs. With respect to our managed services offering, we believe we are well-positioned to offer a comprehensive ATM outsourcing solution with our breadth of services, in-house expertise, and network of existing locations that can leverage the economies of scale required to operate an ATM portfolio. There are several large financial services companies, equipment manufacturers, and service providers that currently offer some of the services we provide, with whom we expect to compete directly in this area. In spite of this, we believe that we have unique advantages that will allow us to offer a compelling solution to financial institutions and retailers alike.

We regularly compete for acquisition opportunities in each of the markets in which we operate. Acquisitions have been a consistent part of our strategy and we expect to continue to seek acquisition opportunities in our existing markets and new markets. Typically, competition for acquisitions is from other IADs, financial service or payments businesses, and/or private equity sponsors of ATM portfolios.

Finally, we face indirect competition from alternative payment mechanisms, such as smart phones. While we have not experienced or been able to detect significant direct effects from alternative payment sources on our transaction volumes to date, expansion in electronic payment forms and the entry of new and less traditional competitors could reduce demand for cash at merchant locations. We expect to continue to face competition from emerging payments technology in the future. See Item 1A. Risk Factors - The proliferation of payment options other than cash, including credit cards, debit cards, stored-value cards, and mobile payments options could result in a reduced need for cash in the marketplace and a resulting decline in the usage of our ATMs.

Government and Industry Regulation

Our principal business, ATM network ownership and operation, is subject to government (federal, state, or local) and industry regulations. Our failure to comply with applicable laws and regulations could result in restrictions on our ability to provide our products and services in such jurisdictions, as well as the imposition of civil fines. Recent regulatory matters that have impacted our operations or are expected to impact us in the future are discussed in Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Events.

Risk Management

We have adopted a formalized Enterprise Risk Management program that seeks to identify and manage the major risks we face. The major risks are prioritized and assigned to a member of the management team who develops mitigation plans, monitors the risk activity, and is responsible for implementation of the mitigation plan, if necessary. The risks, plans, and activities are monitored by our management team and Board of Directors on a regular basis.

Employees

As of December 31, 2015, we had 1,739 employees, 124 of which were represented by a union or covered by a collective bargaining agreement. We currently believe our relationships with employees represented by unions are good, and we have not experienced any work stoppages.